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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Equity Participation Incentive Plan of Pet Quarters, Inc. of our reports (a) dated August 31, 2000, with respect to the consolidated financial statements of Pet Quarters, Inc. and subsidiaries,
(b) dated October 15, 1999, except for Note 8 as to which the date is November 10, 1999, with respect to the combined financial statements of Humboldt Industries, Inc. and affiliate, and (c) dated April 7, 2000, with respect to the financial statements of WeRPets.com, Inc., included in Amendment No. 1 to Pet Quarters, Inc.'s Registration Statement (Form S-1, No. 333-57646) filed with the Securities and Exchange Commission.


                                                    /s/ ERNST & YOUNG LLP

Little Rock, Arkansas
June 25, 2001